EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Announces Additional
Preferred Stock Exchanges

Colorado Springs, CO – July 11, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that in response to proposals from three additional holders of the Company’s Depositary Shares (each Depositary Share represents one-quarter of one share of Series A Convertible Exchangeable Preferred Stock) the Company has agreed to exchange a total of 88,918 Depositary Shares at an exchange ratio of 1.8691 shares of Common Stock for each Depositary Share, compared to the conversion ratio of 1.708 provided for under the terms of Certificate of Designation governing the preferred stock. Under the Certificate of Designation governing the preferred stock, a holder of Depositary Shares is not entitled to receive accrued but unpaid dividends upon conversion of the Depositary Shares into Common Stock. While the Company can redeem preferred shares at any time for the redemption value of $25 plus dividend arrearages paid in cash, the Company has agreed to the negotiated exchanges as a cash conservation measure and because they reduce the number of outstanding Depositary Shares, thereby eliminating the associated future dividend requirements and expense.

Agreements with the depositary shareholders were reached on May 23, June 7 and 26, 2006 for the exchange of 15,083, 12,800 and 61,035 Depositary Shares, respectively. The exchanges are exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended, and occurred on or before July 6, 2006. The Company has exchanged 179,818 Depositary Shares to-date at an exchange ratio of 1.8691. Following these exchanges, 640,515 Depositary Shares remain outstanding.

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked as the eighth largest U.S. coal producer in 2005. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns 100% of the 230 MW ROVA coal-fired power project and an interest in a 290 MW natural gas-fired power project. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600